EXHIBIT 99.1

CAMAC Energy Inc. Provides Operational Update and Announces Third Quarter 2012 Results

HOUSTON, Nov. 9, 2012 /PRNewswire/ -- CAMAC Energy Inc. (NYSE MKT: CAK) ("the Company") today provided an operational update and announced its third quarter 2012 results.

Operations Update

Nigeria - OML 120 and OML 121

During the third quarter, the Company announced that Allied Energy PLC ("Allied") an affiliate of the Company's largest shareholder and the operator of its deep water blocks, OML 120 and OML 121 achieved several critical milestones related to the drilling of Oyo well #7 currently scheduled to spud in the first quarter of 2013. In October, the Company announced that Allied had engaged AxxisPetroconsultants Limited ("Axxis") as project manager for the drilling of Oyo well #7. Currently Axxis is assisting in acquiring long-lead drilling items from both manufacturers and other operators.

The Company also previously announced that Allied had engaged Halliburton Energy Services Inc. ("Halliburton") as a consultant to provide a feasibility study assessing the complexity and operational risk associated with drilling Oyo well #7 and executing the dual objectives of increasing production from the currently producing Pliocene reservoir and proving reserves by testing the deeper Miocene reservoir. Halliburton has subsequently provided a study confirming the feasibility of the Oyo well #7 drilling plan and is working to further refine drilling specifications.

Also in October, the Company announced that Allied had contracted Wellstream International Limited ("Wellstream") to design, engineer, and manufacture the production flowline and riser for the completion of Oyo well #7 and that Allied had also engaged the subsea engineering firm, Deep Trend Inc. ("Deep Trend") to work with Wellstream on the appropriate design for the flowline and riser. Deep Trend will also provide general subsea engineering support for the definition and planning of Oyo #7 tie backs. Currently, delivery of the flowline and riser is expected in July 2013.

Allied Energy is also currently engaged in advanced negotiations with a National Oil Company and its contracted rig provider to acquire a semi-submersible rig slot in the first quarter of 2013. As part of these negotiations, Allied is currently negotiating to secure a rig slot for an additional production well, Oyo well #8, expected to spud in the fourth quarter of 2013. The Company anticipates that Allied will complete the rig negotiations within this quarter.

The Company expects initial production from Oyo well #7 to triple the oil production volumes from current levels and that the additional production from the proposed Oyo well #8, will result in a 2013 gross exit production rate in excess of 15,000 barrels of oil per day. This 2013 exit rate estimate does not include current gas production of 43 million cubic feet per day. The Company and Allied have commissioned an engineering study on a gas monetization solution that would yield natural gas liquid production and reduced greenhouse gas emissions.

Average daily gross production from the Oyo Field in Nigeria was 2,641 barrels of oil per day during the third quarter of 2012, versus 3,514 barrels of oil per day during the third quarter of 2011. CAMAC Energy's share of average daily net production at the Oyo Field, excluding royalty, was 388 barrels of oil per day for the quarter ended September 30, 2012, and 833 barrels of oil per day for the quarter ended September 30, 2011.  In the quarter, there were two separate oil liftings from Oyo Field in July and September, yielding an approximate total of 475,000 barrels of oil at an average sales price of $106.83 per barrel. In the third quarter of 2011, there was one oil lifting from Oyo Field of approximately 350,000 barrels of oil at an average sales price of $116.91.

Gambia and Kenya

In September, the Company received government approval for its proposed four-year initial exploration period work program on Blocks A2 and A5, offshore Gambia. The Company is the operator with 100% interest in both Blocks; however The Gambia National Petroleum Company has the right to participate up to 15% following approval of an exploration and development plan. Under the approved initial exploration period work program, the Company will acquire a regional geologic survey, acquire, process, and interpret 750 square kilometers of 3D seismic data, and drill one exploration well by the end of 2016 in each Block. The Company will have the right to apply for up to two additional two-year exploration periods requiring the drilling of one well in each such additional period on each Block.

Currently CAMAC Energy's personnel are reinterpreting existing 2D seismic on Blocks A2 and A5 and studying the well logs of the Jammah-1 well drilled in Block A2 in 1979 by Chevron. The Jammah-1 well is the only well to date drilled offshore Gambia, encountering gas shows and confirming a working hydrocarbon system. In addition to data interpretation, the Company will also be closely monitoring the results of the exploration well expected to be drilled in adjacent Block A1 in the first quarter of 2013.

CAMAC Energy expects to commence 3D seismic acquisition on A2 and A5 in 2013.

During the quarter, the Company also received government approval for its initial exploration period work programs on its four Kenyan Blocks, L1B, L16, L27, and L28. The Company is the operator with 100% interest in all four Blocks; however the Government of Kenya is entitled to participate up to 20% in any area subsequent to a commercial discovery.  Under the approved two-year initial exploration period work program for its onshore Blocks L1B and L16, the Company will acquire and interpret gravity, magnetic, and 500 kilometers of 2D seismic data for each Block. The Company has the right to apply for up to two additional two-year exploration periods requiring the drilling of one well in each such additional period on each Block.

Per the approved three-year initial exploration period work program on its offshore Blocks L27 and L28, the Company will carry out regional geological and geophysical studies, reprocess and re-interpret previous 2D seismic data, and acquire, process and interpret 1,500 square kilometers of 3D seismic data for each Block. The Company has the right to apply for up to two additional two year exploration periods requiring the drilling of one well in each such additional period on each Block.

Currently CAMAC Energy personnel are evaluating existing data and regional geologic studies on all four Kenya blocks. On its onshore Lamu Basin Block L1B, the Company's geological team is evaluating the well report for the Hagarasu-1 well drilled in 1975 by Texas Pacific. Hagarasu-1 encountered oil and gas shows in Cretaceous rocks. The Company anticipates conducting a tight grid 2D seismic program around the well location in 2013 with the possible outcome of re-entering the wellbore to target a deeper horizon.

Also during the third quarter, an exploration well was drilled on offshore Kenya Block L8, immediately outboard to CAMAC Energy's transitional zone Block L16. The operator, Apache encountered 52 meters of net gas pay with its Mbawa well and will continue to study the results in advance of drilling another exploration prospect. Anadarko is expected to spud an exploration well in its offshore Block L11A, immediately inboard of the Company's Block L27 in December of 2012.

The Company expects to commence seismic acquisition on its Kenya Blocks in 2013.

Business Development

The Company has received several inbound inquiries from regional and international oil companies related to farm-in opportunities for its exploration blocks in both Gambia and Kenya. The Company is in the process of initiating a formal farm-out program for its acreage in both Gambia and Kenya to be conducted by a farm-out advisor with specific expertise in African assets.

The Company is also engaged in discussions to acquire additional assets in several countries in both East and West Africa. In West Africa, CAMAC Energy has been in discussions regarding the award of  an operating interest in an offshore block with discovered resources and significant exploration potential. The Company expects this process to conclude during the first half of 2013.

In Mozambique, the Company has entered into a memorandum of understanding with EmpresaNacionalHidrocarbonetos de Mocambique ("ENH"), the state-owned oil company of Mozambique, to jointly explore and promote cooperation in the upstream petroleum industry between the companies in Mozambique. The Company expects to cooperate with ENH on a joint bid in the upcoming Mozambique Licensing Round in 2013.

China

In August, the Company completed the sale of its interest in the Zijinshan Gas Block in China to Leyshon Resources Limited ("Leyshon"), a natural resources mining company based in Beijing for  cash consideration of $2.5 million and 9.6 million (net of expenses) ordinary shares in Leyshon valued at approximately $1.9 million. The Company expects to invest both the proceeds and savings from the sale of its China operations into its African exploration projects.

"In the third quarter, we continued to make steady and consistent progress in all facets of our operations," commented Dr. Kase Lawal, Chairman and Chief Executive Officer. "Working with Allied, we have retained several experienced drilling and engineering consultants, moved forward with the procurement of long-lead items, and matured negotiations on securing a rig for the drilling of Oyo #7, while also making plans for an additional well, Oyo #8,  in late 2013. On the exploration front, we have received government approvals for our work programs in Gambia and Kenya, and begun the early stages of a farm-out process with high interest. Over the next twelve months, I am highly confident that we will significantly increase gross Oyo production, upgrade our exploration portfolio through partnership and seismic acquisition, as well as grow our asset base by targeting new business ventures. CAMAC Energy is poised to realize significant value for shareholders at every stage of the upstream value chain in the coming months."

Operating Results

CAMAC Energy announced net income of $2.0 million, or $0.01 per diluted share, for the quarter ended September 30, 2012.  For the same period in 2011, CAMAC Energy reported a net loss of $0.7 million, or ($0.00) per diluted share. The Company's net income during the third quarter of 2012 was primarily a result of having two oil liftings from Oyo Field and a net gain on the sale of its interest in the Zijinshan Gas Block.

Operating revenue for the third quarter was $7.9 million from two liftings from the Oyo Field, in July and September respectively. The average revenue per barrel of crude oil sold during the three months ended September 30, 2012 was $106.83.  Operating revenues for the third quarter of 2011 were $9.6 million, based on an average oil price of $116.91 per barrel received for the lifting from the Oyo Field during the quarter.  General and administrative expenses were $3.4 million for the third quarter of 2012, compared to $3.0 million for the third quarter of 2011.  The increase in 2012 was mainly due to higher salary and benefit expense and higher other costs.

Cash and cash equivalents at September 30, 2012, were $5.7 million as compared to $3.4 million at June 30, 2012.  The increase in cash and cash equivalents was principally due to the receipt of cash receivables from Oyo liftings in March and July and the receipt of cash proceeds from the sale of the Company's interest in the Zijinshan Gas Block.

Conference Call Details

A conference call for investors will be held today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss CAMAC Energy's operations and third quarter results.  Hosting the call will be Dr. Kase Lawal, Chairman and CEO, and Earl W. McNiel, Interim Chief Financial Officer.

The call can be accessed live over the telephone by dialing:

• (877) 317-6789 for callers in the United States;

• (866) 605-3852 for callers in Canada;

• +1 (412) 317-6789 for international callers.

Callers should request to be added to the CAMAC Conference Call.

A replay will be available one hour after the conference call and can be accessed by dialing (877) 344-7529 for callers in the United States, or for international callers, (412) 317-0088.  The conference number for logging into the replay is 10020244. The telephone replay will be available until 9AM Eastern December 10, 2012.

Interested parties may also listen to a simultaneous webcast of the conference call by accessing the Investors--Events & Presentations section of CAMAC Energy's website at www.camacenergy.com.  A replay of the webcast will be available for approximately 30 days.

About CAMAC Energy Inc.

CAMAC Energy Inc. (NYSE MKT:  CAK) is a U.S.-based energy company engaged in the exploration, development and production of oil and gas. The Company's principal assets include interests in OML 120 and OML 121, offshore oil and gas leases in deep water Nigeria which include the currently producing Oyo Oilfield, and six recently acquired exploration blocks in Kenya and Gambia. The Company is currently pursuing further additions to its exploration portfolio in East and West Africa.  The Company was founded in 2005 and has offices in Houston, Texas and Lagos, Nigeria.

Forward-Looking Statements

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, are "forward-looking statements," including statements regarding the Company's proposed transactions, business strategy, plans and objectives and statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "will," "should," "believes," "expects," "anticipates" or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of their respective dates. Risks and uncertainties regarding the matters described herein include the possibility that discussions regarding acquisitions of additional assets are not successfully concluded, that unavailability of or delays in delivery of equipment and materials for the drilling of Oyo wells #7 and #8 cause the expected spud dates to be delayed, and that projected flow rates from such wells do not meet expectations.  In addition, the Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of other factors including those discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission ("SEC"). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contacts

Media:
CAMAC Energy Inc.
Cristy Taylor, 713-797-2940
PR@camacenergy.com

or

Investor Relations:
Jason Lee
832-209-1419
IR@camacenergy.com

Liviakis Financial Communications, Inc.
John Liviakis,CEO
415-389-4670

SOURCE CAMAC Energy Inc.